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                                                                     EXHIBIT 4.4



                                   AMENDMENT
                                    TO THE
                        1994 EMPLOYEE STOCK OPTION PLAN
                                      OF
                             POLYPHASE CORPORATION


     On December 15, 1995, the Board of Directors approved, and on February 27, 1996 the shareholders of Polyphase Corporation approved, an amendment to the 1994 Employee Stock Option Plan for Polyphase Corporation (the "1994 Employee Plan") which amends the first sentence of Section 3 of the 1994 Employee Plan to provide as follows:

      The Company may grant to Eligible Persons from time to time Options to purchase an aggregate of up to 1,000,000 Shares from Shares held in the Company's treasury or from authorized and unissued Shares.